Filed Pursuant to Rule 433
Registration Statement No. 333-170200
January 10, 2012

Enbridge Investigates Leak in Vicinity of Stingray Natural Gas Pipeline

Calgary, Alberta (January 10, 2012) – Enbridge Inc. (TSX:ENB) (NYSE:ENB) is investigating the report of a small natural gas leak in the West Cameron Block 275, approximately 66 miles off the coast of Louisiana in the U.S. Gulf of Mexico. A helicopter flyover was completed earlier today, and a three-foot diameter patch of bubbles has been spotted on the surface of the water in the vicinity of the Stingray natural gas pipeline.

“The Stingray Pipeline continues to operate under normal operating parameters at this time, in accordance with regulatory standards and guidelines, and we are in contact with regulatory authorities. A dive boat has been dispatched to the location, and we will commence an investigative dive as soon as weather conditions permit,” said Terrance L. McGill, senior vice president of natural gas operations and engineering for Enbridge.  “If a leak is confirmed as a result of the diving activities, we will immediately begin repairs. We do not anticipate any potential business interruption to be material.”

About Enbridge Inc.

Enbridge Inc., a Canadian company, is a North American leader in delivering energy and one of the Global 100 Most Sustainable Corporations. As a transporter of energy, Enbridge operates, in Canada and the U.S., the world’s longest crude oil and liquids transportation system. The Company also has a significant and growing involvement in natural gas gathering, transmission and midstream businesses, and an increasing  involvement in power transmission.  As a distributor of energy, Enbridge owns and operates Canada’s largest natural gas distribution company, and provides distribution services in Ontario, Quebec, New Brunswick and New York State. As a generator of energy, Enbridge has interests in close to 860 megawatts of renewable and alternative energy generating capacity and is expanding its interests in wind and solar energy, geothermal and hybrid fuel cells. Enbridge employs approximately 6,400 people, primarily in Canada and the U.S. and is ranked as one of Canada’s Greenest Employers, and one of the Top 100 Companies to Work for in Canada. Enbridge’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

Certain information provided in this news release constitutes forward-looking statements. The words “anticipate”, “expect”, “project”, “estimate”, “forecast” and similar expressions are intended to identify such forward-looking statements. Although Enbridge believes that these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties pertaining to operating performance, regulatory parameters, weather, economic conditions and commodity prices. You can find a discussion of those risks and uncertainties in our Canadian securities filings and American SEC filings. While Enbridge makes these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Except as may be required by applicable securities laws, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT:

Terri Larson Media (713) 306-2327		Jody Balko Investment Community (403) 231-5720
Email:	terri.larson@enbridge.com	Email:	jody.balko@enbridge.com

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect 212-834-4533.